Myers Industries, Inc.
AMENDED AND RESTATED
1999 INCENTIVE STOCK PLAN

Amended and Restated April 25, 2006

Table of Contents

I. INTRODUCTION		-4-
1.1	Purpose of the Plan.	-4-
1.2	Definitions	-4-
II. ADMINISTRATION		-7-
2.1	Administration	-7-
2.2	General Plan Restrictions	-7-
2.3	Maximum Number of Shares Available.	-7-
2.4	Participation.	-8-
2.5	Committee Action.	-8-
III. EMPLOYEE AWARD PROGRAM		-8-
3.1	Award of Stock Options.	-8-
	(a) Documentation of Stock Option Awards.	-8-
	(b) Option Price.	-8-
	(c) Exercise and Term of Options.	-8-
	(d) Limitations on ISOs.	-9-
3.2	Award of Stock Appreciation Rights	-10-
	(a) General	-10-
	(b) Number	-10-
	(c) Duration.	-10-
	(d) Exercise.	-10-
	(e) Payment.	-10-
3.3	Performance Shares and Units	-11-
	(a) Award of Performance Shares and Performance Units.	-11-
	(b) Documentation of Performance Awards.	-11-
	(c) Performance Period and Targets.	-11-
	(d) Payment Respecting Performance Awards.	-12-
3.4	Restricted Stock and Restricted Stock Equivalents.	-13-
	(a) Award of Restricted Stock.	-13-
	(b) Documentation of Restricted Stock Awards.	-13-
	(c) Restriction Period.	-13-
	(d) Award of Restricted Stock Equivalents.	-14-
(e) Restricted Stock and Restricted Stock Equivalents Awarded to Covered Participants.
-14-
3.5	Other Awards.	-14-
3.6	Leave of Absence.	-14-
3.7	Separation or Termination of Employment.	-15-
	(a) Definitions.	-15-
	(b) Un-vested Awards.	-15-
	(c) Vested Awards.	-15-
	(d) Performance Awards	-16-
	(e) Restricted Stock Awards.	-16-
	(f) Adverse Act.	-16-
	(g) Committee Discretion and Limitations.	-16-
IV. DIRECTOR AWARD PROGRAM		-17-
4.1	Definitions.	-17-
4.2	Director Awards.	-17-
4.3	Grant of Director Awards.	-17-
4.4	Award Agreement.	-17-
4.5	Vesting of Award	-18-
V. GENERAL PROVISIONS		-18-
5.1	Termination.	-18-
5.2	Amendment.	-18-
5.3	Adjustments.	-18-
5.4	Registration Conditions.	-19-
5.5	Government and Other Regulations.	-19-
5.6	Other Compensation Plans and Programs.	-19-
5.7	Foreign Participants.	-19-
5.8	Miscellaneous Provisions.	-20-
VI. PLAN HISTORY		-22-
6.1	Effective Date	-22-
6.2	History.	-22-

I. INTRODUCTION

1.1    Purpose of the Plan. The Board of Directors of Myers Industries, Inc., has established the Plan to further the Company's long-term financial success by creating the opportunity for key employees and non-employee directors of the Company and its Subsidiaries to receive stock-based compensation whereby they can share in achieving and sustaining such success. The Plan also provides a means to attract and retain the executive talent needed to achieve the Company's long-term growth and profitability objectives.

1.2    Definitions

        When used in the Plan, unless otherwise defined, the following terms shall have the meanings set forth below.

        (a) "Award" shall mean incentive stock options, non-qualified stock options, stock appreciation rights, performance awards, restricted stock or restricted stock equivalents, or other forms of equity-based awards consistent with the purposes of the Plan. The provisions of Awards and this Plan are intended to qualify awards made to certain Participants under the "performance-based" exception to the Code Section 162(m) deduction limitation.

        (b) "Award Agreement" shall mean an agreement which shall evidence the particular terms, conditions, rights and duties of the Company and the Participant with respect to an Award.
An Award Agreement may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and need not be signed by a representative of the Company or a Participant.

        (c) "Board" shall mean the Board of Directors of the Company.

        (d) "Change of Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:

        (i) Any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than Stephen E. Myers or Mary Myers, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; provided that a Change in Control shall not be deemed to occur under this clause (i) by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company;

        (ii) During any period of one year there shall cease to be a majority of the Board comprised of "Continuing Directors" as hereinafter defined; or

        (iii) There occurs (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or (C) the sale or disposition by the Company of more than fifty percent (50%) of the Company's assets. For purposes of this Section 1.2(d)(iii), a sale of more than fifty percent (50%) of the Company's assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its subsidiaries or the sale of stock of one or more of the Company's subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its subsidiaries is sold.

        (iv) For purposes of this Plan, a "Change of Control" will be deemed to occur:

(A)

on the day on which a twenty percent (20%) or greater ownership interest described in Section 1.2(d)(i) is acquired, provided that a subsequent increase in such ownership interest after it first equals or exceeds twenty percent (20%) shall not be deemed a separate Change of Control;

(B)	on the day on which "Continuing Directors," as hereinafter defined, cease to be a majority of the Board as described in Section 1.2(d)(ii);

(C)	on the day of a merger, consolidation or sale of assets as described in Section 1.2(d)(iii); or

(D)	on the day of the approval of a plan of complete liquidation as described in Section 1.2(d)(iii).

        (v) For purposes of this Section 1.2(d), the words "Continuing Directors" mean individuals who at the beginning of any period (not including any period prior to the date of this Agreement) of one year constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.

        (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (f) "Committee" shall mean the Compensation Committee of the Board, or such other committee of the Board which shall be designated by the Board to administer the Plan (except where such authority has been granted to the Administrator under Article IV). If the Board does not designate the Compensation Committee as the Committee, the Committee will be composed of three or more persons who are from time to time appointed to serve by the Board. Each member of the Committee will be a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act or any successor rule, as any such rule may be amended from time to time, and will also qualify as an "outside director" within the meaning of Code Section 162(m). A person may be appointed to the Committee who does not qualify as a "non-employee director" if the Committee adopts and follows a recusal procedure which is determined to qualify under the Section 16 Rules.

        (g) "Common Stock" shall mean the common stock of the Company, no par value per share, and may be either stock previously authorized but unissued, or stock reacquired by the Company.

        (h) "Company" shall mean Myers Industries, Inc., its subsidiaries, and any successor in a merger, consolidation, reorganization or similar transaction.

        (i) "Date of Grant" shall mean the date specified by the Committee or the Board of Directors on which a grant of an Award shall becomes effective.

        (j) "Director" shall mean a duly elected member of the Board.

        (k) "Fair Market Value" shall mean with respect to a given day, the closing sales price of a share of Common Stock, as reported by such responsible reporting service as the Committee may select, or if there were no transactions in the Common Stock on such day, then the last preceding day on which transactions took place. The foregoing notwithstanding, the Committee may determine the Fair Market Value in such other manner as is required by applicable laws or regulations.

        (l) "Participant" shall mean an officer or full-time salaried employee (including a director who is also a full-time employee) of the Company or any of its Subsidiaries who, in the judgment of the Committee, is in a position to make a positive contribution to the management, growth and success of the Company and is thus designated by the Committee to receive an Award. A "Covered Participant" shall mean an executive officer of the Company.

        (m) "Performance Measures" shall mean those measures that are stared in Section 3.3(c)(2).

        (n) "Plan" shall mean the Company's Amended and Restated 1999 Incentive Stock Plan.

        (o) "Securities Act" shall mean the Securities Act of 1933, as amended.

        (p) "Subsidiaries" shall mean the majority-owned subsidiaries of the Company.

II. ADMINISTRATION

2.1    Administration. The Plan shall be administered by the Committee with regard to the Employee Award Program, and by the Administrator with regard to the Director Award Program. The Committee and Administrator, as applicable, subject to the express provisions of the Plan, shall have full and exclusive authority to interpret the applicable provisions of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in the implementation and administration of the Plan. The Committee's and Administrator's interpretation and construction of the applicable parts of the Plan shall be conclusive and binding on all persons, including the Company and all Participants

        Subject to the express provisions hereof or unless required by applicable law or regulation, no action of the Committee or the Administrator shall adversely affect the terms and conditions of any Award made to, or any rights hereunder or under any Award Agreement of, any Participant, without such Participant's consent.

2.2    General Plan Restrictions. In addition to other restrictions contained in this Plan, the following restrictions shall apply:

        (a) No annual grant under the Plan can exceed 2.0% of the shares of Common Stock (or equivalent) in any fiscal year.

        (b) No employee, including executive officers, may receive more than 1.5% of shares of Common Stock (or equivalent) as an Award in any fiscal year.

        (c) No re-load stock options may be granted.

        (d) For Awards of Restricted Stock or Restricted Stock Equivalents granted to employees, the restriction periods must be at least three years for time-based restrictions, and at least one year for performance-based restrictions.

2.3    Maximum Number of Shares Available. The maximum number of shares of Common Stock which currently may be granted under the Plan, including but not limited to those sold upon the exercise of Stock Options, delivered upon the exercise of Stock Appreciation Rights, awarded or sold as Restricted Stock or Restricted Stock Equivalents and released from any substantial risk of forfeiture, or awarded or delivered as Performance Shares and Performance Units, shall not exceed 1,617,171 shares, of which 1,544,371 are reserved for the Employee Award Program and 73,800 are reserved for the Director Award Program, but subject to adjustment pursuant to Section 5.3. No Incentive Stock Options shall be granted after January 1, 2009, or such other period required under the Code.

        Any shares of Common Stock subject to an Award which for any reason is canceled (excluding shares subject to a Stock Option canceled upon the exercise of a related SAR to the extent shares are issued upon exercise of such SAR) or terminated without having been exercised; or any shares corresponding to other Awards under the Plan, which are forfeited, surrendered, expire or terminate before delivery of such shares, shall again be available for Awards under the Plan.

2.4    Participation The Committee shall, from time to time, make the selection of Participants of the Employee Stock Option program and determine the Award or Awards to be granted to each Participant. In making its determinations, the Committee may take into account the nature of the services rendered or expected to be rendered by the respective Participants, their present and potential contributions to the Company's success, and such other factors as the Committee in its discretion shall deem relevant.

2.5    Committee Action. The Committee may, through Award Agreements, limit its discretion under this Plan. To the extent such discretion is not specifically waived in an Award Agreement, the Committee shall retain such discretion.

III. EMPLOYEE AWARD PROGRAM

3.1    Award of Stock Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award to any Participant ISOs and NSOs to purchase Common Stock.

        (a) Documentation of Stock Option Awards. The award of an Option may be evidenced by a signed written agreement, a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine.

        (b) Option Price. The purchase price of Common Stock under each Option (the "Option Price") shall be fixed by the Committee and shall be not less than the Fair Market Value of the Common Stock on the date the Option is awarded. Subject to adjustments pursuant to Section 5.3, the Option Price fixed by the Committee of outstanding Options shall not be modified.

        (c) Exercise and Term of Options.

        (1) Options awarded under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve, either at the time of grant of such Options or pursuant to a general determination, and which need not be the same for all Participants, provided that no such Option shall be exercisable within the first six months of its term (except in the event of the death of the Participant in which event Section 3.9 shall control without regard to the six-month or other holding period requirements) and the term of each Option shall not extend later than ten years after the Date of Grant of the Option. Each Option which is intended to qualify as an ISO pursuant to Section 422 of the Code, and each Option which is intended to qualify as another type of ISO which may subsequently be authorized by law, shall comply with the applicable provisions of the Code pertaining to such Options.

        (2) The Committee shall establish procedures governing the exercise of Options and shall require that written notice of exercise be given and that the Option Price be paid in full in cash (including check, bank draft or money order) at the time of exercise; provided, however, the Participant may instruct the Company to sell shares delivered on exercise as the Participant's agent pursuant to a "cashless exercise" program or other similar program established by the Committee. The Committee may permit a Participant, in lieu of part or all of the cash payment, to make payment in Common Stock already owned by that Participant, valued at Fair Market Value on the date of exercise, as partial or full payment of the Option Price; provided, however, that the Committee may, in any instance, in order to prevent any possible violation of law, require the Option Price to be paid in cash. As soon as practicable after receipt of each notice and full payment, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock. The exercise of an Option shall cancel any related SAR to the extent of the number of shares as to which the Option is exercised.

        (3) Notwithstanding the foregoing, in respect of Participants who at the time of award, vesting or exercise of Options are located in a jurisdiction that would but for this Section subject such Options to tax prior to exercise, any exercise shall be subject to the prior written approval of the Committee or an officer of the Company. Such approval shall be at the sole discretion of the Committee or the officer. If and when granted, such approval will constitute the notice to the Company referred to above in Section 3.1(c)(2).

        (d) Limitations on ISOs. Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code, the following additional provisions shall apply to the grant of Options which are intended to qualify as ISOs (as such term is defined in Section 422 of the Code):

        (1) The aggregate Fair Market Value (determined as of the date the Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code; provided that, to the extent that such limitation is exceeded, any excess Options (as determined under the Code) shall be deemed to be NSOs.

        (2) Any ISO authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the Options as ISOs.

        (3) All ISOs must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board of Directors or the date this Plan was approved by the shareholders.

        (4) Unless sooner exercised, terminated, or canceled, all ISOs shall expire no later than ten years after the Date of Grant.

3.2    Award of Stock Appreciation Rights.

         (a) General. A Stock Appreciation Right ("Stock Appreciation Right" or "SAR") is a right to receive, without payment (except for applicable withholding taxes) to the Company, a number of shares of Common Stock, cash, or a combination thereof, the amount of which is determined pursuant to the formula set forth in Section 3.2(e). A SAR may be granted (i) with respect to any Option granted under this Plan, either concurrently with the grant of such Option, or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the Option); or (ii) alone, without reference to any related stock option. Each SAR granted by the Committee under this Plan shall be subject to the terms and conditions of this Section.

        (b) Number. Each SAR granted to any Participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 5.3. In the case of an SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the option exercises the related stock option.

        (c) Duration. The term of each SAR shall be determined by the Committee but in no event shall an SAR be exercisable during the first six months of its term and the term of each SAR shall not extend later than ten years after the Date of Grant of the SAR. Subject to the foregoing, unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the stock option, if any, to which it relates is exercisable.

        (d) Exercise. An SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. Upon receipt of such written notice, the Company shall, within 90 days thereafter, deliver to the exercising holder a certificate for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled.

        (e) Payment. Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock, the number of shares of Common Stock which shall be issuable upon the exercise of an SAR shall be determined by dividing:

(i) the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the "appreciation" shall be the amount by which the Fair Market Value of a share of Common Stock subject to the SAR on the exercise date exceeds (A) in the case of an SAR related to a stock option, the purchase price of a share of Common Stock under the stock option or (B) in the case of an SAR granted alone, without reference to a related stock option, an amount which shall be determined by the Committee at the time of grant, provided, however, such amount is at least equal to the Fair Market Value of the Common Stock on the date the SAR is awarded (subject to adjustment under Section 5.3); by

(ii) the Fair Market Value of a share of Common Stock on the exercise date.

        In lieu of issuing shares of Common Stock upon the exercise of an SAR, the Committee may elect to pay the holder of the SAR cash equal to the appreciation (such appreciation to be determined as set forth in Section 3.2(e)(i) above) on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Common Stock shall be issued upon the exercise of an SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date.

        (f) Documentation of SAR Awards. SARs awarded under the Plan may be evidenced by either a signed written agreement, a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine.

3.3    Performance Shares and Units

        (a) Award of Performance Shares and Performance Units. The Committee may award to any Participant "Performance Shares" and "Performance Units" (collectively "Performance Awards"). Each Performance Share shall represent one share of Common Stock. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value determined in the manner established by the Committee at the time of award, which value may, without limitation, be equal to the Fair Market Value of one share of Common Stock.

        (b) Documentation of Performance Awards. Each Performance Award under the Plan may be evidenced by a signed written agreement, a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine. Performance Shares shall not vest until the subject performance targets are met. Including restrictions on transfer, the Participant shall not be deemed as the beneficial owner of such Performance Shares and shall not have any the rights as a holder of Common Stock.

        (c) Performance Period and Targets.

        (1) The performance period for each award of Performance Shares and Performance Units shall be of such duration as the Committee shall establish at the time of award; provided, however, that in no event will the performance period be less than one year (the "Performance Period"). There may be more than one award in existence at any one time and Performance Periods may differ.

        (2) The Committee shall set performance targets relating to Performance Units and Performance Shares which shall be based on one or more of the following "Performance Measures," or any combination of the following: (i) total stockholder return; (ii) growth in revenues, sales, settlements, market share, customer conversion, net income, stock price, and/or earnings per share; (iii) return on assets, net assets, and/or capital; (iv) return on stockholders' equity; (v) economic value added; (vi) improvements in costs and/or expenses; or (vii) any similar performance measure established by the Committee. Such performance targets shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the Performance Period with respect to which the award of Performance Units or Performance Shares is made and (ii) the date as of which 25% of such Performance Period has elapsed.

        For purposes of establishing performance targets, any of the factors set forth above may, as applicable, be measured either before or after income taxes, and on a corporate, division, subsidiary or individual basis, and may include or exclude interest, depreciation and amortization, goodwill, extraordinary items and other material non-recurring gains or losses, discontinued or added operations, the cumulative effect of changes in accounting policies and the effect of any tax law changes. At the time of setting performance targets, the Committee shall establish minimum, target and maximum performance targets to be achieved within the Performance Period. Failure to meet the minimum performance target will earn no Performance Award. Performance Awards will be earned as determined by the Committee in respect of a Performance Period in relation to the degree of attainment of performance between the minimum and maximum performance targets.

        (3) If the Committee shall determine that an acquisition or disposition of assets or securities by the Company shall have a material effect (whether positive or negative) on the Company's ability to meet its performance target(s) for the applicable Performance Period(s), the Committee shall have the discretion to take any action that would reduce the amount of an Award, or to adjust a performance target for a Performance Period, subject to the limitations of Section 162(m).

        (4) Except as provided in Section 3.3(c)(3) above, once established performance targets for Awards to Covered Participants shall not be changed during the Performance Period; provided, however, that the Committee retains the discretion to eliminate or decrease the amount of an Award otherwise payable to any Participant.

        (d) Payment Respecting Performance Awards.

        (1) Performance Awards shall be earned to the extent that their terms and conditions are met. Notwithstanding the foregoing, Performance Awards shall be payable to the Participant only in accordance with the terms thereof or otherwise when, if, and to the extent that the Committee determines to make such payment. All payment determinations shall be made by the Committee during the first four months following the end of the Performance Period.

        (2) Payment for Performance Awards may be made in a lump sum or in installments. Performance Shares may be paid in cash, Common Stock or in a combination thereof as the Committee may determine. Performance Units may be paid only in cash.

3.4    Restricted Stock and Restricted Stock Equivalents.

        (a) Award of Restricted Stock. The Committee may award to any Participant shares of Common Stock, subject to the terms and conditions of this Plan and as the Committee may prescribe (such shares being herein called "Restricted Stock"). Including restrictions on transfer, the Participant shall not be deemed as the beneficial owner of such Restricted Stock and shall not have any the rights as a holder of Common Stock to dividends or to vote, until the restrictions lapse, and the shares are delivered to the Participant.

        (b) Documentation of Restricted Stock Awards. Awards of Restricted Stock and Restricted Stock Equivalents under the Plan may be evidenced by a signed written agreement, a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine.

        (c) Restriction Period. At the time of award there shall be established for each Participant, subject to Section 3.4(e), a restriction period (the "Restriction Period") which shall lapse (a) upon the completion of a period of time ("Time Goal") as shall be determined by the Committee, or (b) upon the achievement of a performance goal pursuant to a Performance Measure ("Performance Goal") within certain time limitations, or (c) a combination of a Time Goal and Performance Goal (collectively, "Performance/Time Goal") as shall be determined by the Committee; provided, however, that, the Restriction Period on awards with a Performance or a Performance/Time Goal shall not be less than one year and the Restriction Period on awards with only a Time Goal shall not be less than three years. Including restrictions on transfer, the Participant shall not be deemed as the beneficial owner of such Restricted Stock and shall not have any rights as a holder of Common Stock to dividends or to vote, until the restrictions lapse, and the shares are delivered to the Participant.

        With respect to shares of Restricted Stock which are issued subject to a Time Goal, the Company shall deliver to the Participant (or the Participant's legal representative or designated beneficiary) the certificates at the of the Restriction Period. With respect to shares of Restricted Stock which are issued subject to a Performance or Performance/Time Goal, the Company shall deliver to the Participant (or, if applicable to the Participant's legal representative or designated beneficiary) the certificates upon the achievement of the Performance/Time Goal on or before the close of the Restriction Period. With respect to shares of Restricted Stock which are issued subject to a Performance or Performance/Time Goal which fail to meet the goal before the end of the Restriction Period, all such shares shall be forfeited, and such shares will be returned to the Plan.

        At the election of the Compensation Committee, an Award Agreement for a Participant granted Restricted Stock may contain a requirement that the Participant retain all or a portion of the Common Stock received upon the vesting due to a Performance or Time Goal, for a minimum time period after vesting.

        (d) Award of Restricted Stock Equivalents. In lieu of or in addition to the foregoing Restricted Stock Awards, the Committee may award to any Participant restricted stock equivalents, subject to the terms and conditions of this Section 3.4 being applied to such awards as if those awards were for Restricted Stock and subject to such other terms and conditions as the Committee may prescribe ("Restricted Stock Equivalents"). Each Restricted Stock Equivalent shall represent the right of the Participant to receive an amount determined in the manner established by the Committee at the time of award, which value may, without limitation, be equal to the Fair Market Value of one share of Common Stock. Payment for Restricted Stock Equivalents may be made only in cash, in a lump sum or in installments, as the Committee may determine.

        (e) Restricted Stock and Restricted Stock Equivalents Awarded to Covered Participants. Any Restricted Stock or Restricted Stock Equivalent awarded to a Covered Participant which the Committee intends to qualify for the performance-based exception under Code Section 162(m) shall be subject to a Performance or Performance/Time Goal.

3.5    Other Awards. The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof ("Other Awards"); provided, that, such Other Awards with a performance goal shall not vest in less than one year and Other Awards without one or more performance goals shall not vest in less than three years. Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, other awards under the Plan.

3.6    Leave of Absence. In general, in the case of a leave of absence of a Participant, whether due to a temporary disability, military leave, sick leave or otherwise, the employment relationship of a Participant will be deemed to continue until the later of the date when such leave of absence equals 90 days, or when the Participant's right to re-employment with the Company shall no longer be guaranteed either by statute or contract. The Committee shall however be entitled to make such determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company where the above general provision may be deemed inappropriate. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (a) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (b) the impact, if any, of any such suspension or leave of absence on Awards under the Plan.

3.7    Separation or Termination of Employment. In the event the employment of a Participant is terminated for the reasons stated below, any outstanding Award granted pursuant to the Plan and any rights thereunder shall be exercisable by the Participant (or as applicable, the designated beneficiary or legal representative) only to the extent as follows:

        (a) Definitions.

        (1) "Adverse Act" means an act adverse to the interests of the Company or not in the best interests of the Company, including but not limited to acts in competition with the Company, or acts involving theft, fraud, or violations of Company policies, and whether or not the act results in the involuntary termination of the Participant by the Company.

        (2) The terms "Retirement" and "Disability" as used under the Plan shall be construed by reference to the provisions of the pension plan or other similar plan or program of the Company applicable to a Participant, unless the Participant is subject to an employment agreement with the Company which defines these terms, and then pursuant to that agreement. Unless the Committee establishes otherwise, the terms "Retirement" and "Disability" mean normal retirement, early retirement, total and permanent disability each as defined in the Company's plans covering these and similar events under other similar plans of the Company applicable to the Participant.

        (3) The term "Resignation" as used under the Plan means a Participant's providing notice to the Company of his voluntary decision to sever his relationship with the Company.

        (b) Un-vested Awards. Unless otherwise indicated in this Plan, or in the Award Agreement, any Awards which are un-vested at the time of a the termination events listed herein, are deemed to be forfeited.

        (c) Vested Awards. Unless otherwise indicated in this Plan, or in the Award Agreement, any Awards which have vested at the time of a termination event, shall be exercisable as follows:

        (1) If due to Disability, vested Awards remain exercisable for the earlier of (i) the expiration date of the Award, or (ii) 12 months.

        (2) If due to death, vested Awards remain exercisable for the earlier of (i) the expiration date of the Award, or (ii) six months.

        (3) If due to Retirement, vested Awards remain exercisable for the earlier of (i) the expiration date of the Award, or (ii) three months.

        (4) If due to Resignation, vested options remain exercisable for the earlier of (i) the expiration date of the Award, or (ii) three months.

        (5) If due to involuntary termination of employment not involving an Adverse Act, vested Awards remain exercisable for the earlier of (i) the expiration date of the Award, or (ii) three months.

        (d) Performance Awards. In the event the Participant ceases to be an employee of the Company before the end of any Performance Period, upon the Participant's death, Retirement or Disability, or with the consent of the Committee, before the end of any Performance Period:

        (1) Each Performance Award previously granted to the Participant shall continue to be subject to the performance targets for the Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions; or

        (2) The Committee, in its absolute discretion, may authorize the payment to such Participant (or the Participant's legal representative or designated beneficiary) of any of the Performance Units and Performance Shares which would have been paid to the Participant had the Participant continued as an employee of the Company to the end of the Performance Period provided that the number of Performance Units and Performance Shares paid early shall be discounted to reasonably reflect the time value of money and shall be based on the Company's progress, measured as of the date of acceleration, with regard to reaching the applicable performance targets.

        (3) In the event a Participant ceases to be an employee of the Company for any other reason, and without such consent of the Committee, before the end of the Performance Period, any unpaid amounts for outstanding Performance Periods shall be forfeited.

        (e) Restricted Stock Awards. In the event the Participant ceases to be an employee of the Company before the end of any Restriction Period, upon the Participant's death, Retirement or Disability, or with the consent of the Committee, before the end of any Restriction Period, the Committee shall have the absolute discretion to waive all or a portion of the Performance, Time and Performance/Time Goals established, provided, however, that these Goals with respect to awards to Covered Participants shall not be subject to waiver or modification after such Goals are established.

        The shares released, if any, shall be delivered to such Participant (or the Participant's legal representative or designated beneficiary). In the event and to the extent the Committee does not exercise its discretion to waive the Goals, or a Participant ceases to be an employee of the Company for any other reason and without such consent before achievement of the Goals, each award to such Participant upon which the Restriction Period has not lapsed shall automatically be forfeited.

        (f) Adverse Act. If a Participant has committed an Adverse Act, then all Awards made to the Participant, whether vested or un-vested, shall be deemed rescinded and thereupon becoming null, void and of no effect.

        (g) Committee Discretion and Limitations. The Committee may, in its sole direction, permit the exercise of all or any portion of an Award not otherwise vested or exercisable or which may be deemed forfeited under the terms of the Plan, and may provide that all or some portion of the Award shall not terminate upon or by virtue of such employment termination. It is expressly provided, however, that no such discretion may permit the exercise of any Award in less than six months from the Date of Grant, represent a material increase in benefits, nor allow an Award to be exercisable after the stated expiration date.

IV. DIRECTOR AWARD PROGRAM

All stock options granted to Participants under this Article of the Plan shall be evidenced by Award Agreements which shall be subject to applicable provisions of the Plan, and such other provisions as the Committee may adopt, including the following provisions.

4.1    Definitions.

        (a) "Administrator" means the Chief Financial Officer of the Company (or in the event there is no such person in said position the Secretary of the Company), who shall administer the Director Award Program.

        (b) "Director Award" means, effective after April 25, 2006, the grant of 1,000 shares of Common Stock subject to Restricted Stock Awards, which provide that the shares vest at a rate of 250 shares annually over four years, and until vested the shares have neither voting nor dividend rights.

        (c) "Eligible Director" means any statutory director of the Company who is not an employee of the Company.

        (d) "Award Agreement" also means an agreement entered into between the Company and the Eligible Director pursuant to the Director Award Program in the form prescribed by the Administrator.

4.2    Director Awards. Eligible Directors are entitled to participate in the Plan solely with respect to the grant of Director Awards. The selection of Eligible Directors is not subject to the discretion of the Committee or Administrator. Persons serving on the Committee who are Eligible Directors shall receive grants of Director Awards.

4.3    Grant of Director Awards. Subject to any limitations stated herein, Director Awards shall be granted to Eligible Directors as provided in this Section and neither the Administrator nor the Committee shall have any discretion with respect to any matters set forth in this Section. Commencing immediately after the adjournment of the Annual Meeting each year, any Eligible Director who was an Eligible Director immediately preceding such Annual Meeting and who has been elected as a director at such Annual Meeting shall automatically be granted a Director Award for 1,000 shares of restricted Common Stock.

4.4    Award Agreement. Each Director Award shall be evidenced by an Award Agreement that shall specify the type of award granted, the duration of the Award, the number of shares of Common Stock to which the Award pertains, the restrictions of such Award, and such other provisions as the Administrator shall determine for the Director Awards.

4.5    Vesting of Award. Director Awards granted under the Plan vest at a rate of 250 shares of Common Stock annually over four years. Until the Award is vested, neither voting nor dividend rights accrue. The Vesting for any Director Award shall accelerate at the end of a director's term whether due to resignation, death, disability, retirement or determination not to stand for re-nomination.

4.6    The Administrator. The Administrator, being the Chief Financial Officer of the Company, or in the event of there is no such person in said position, the Secretary of the Company, shall be responsible for the administration of the Plan as it relates solely to Director Awards. The Administrator is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the explicit provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Administrator pursuant to the provisions of the Plan relating to Director Awards shall be final and binding and conclusive for all purposes and upon all persons whomsoever.

V. GENERAL PROVISIONS

5.1    Termination. The Board may, at any time and from time to time, suspend or terminate the Plan in whole or part. No such amendment, suspension or termination shall materially and adversely affect the rights of Participants under outstanding Awards, without the consent of the Participants affected thereby.

5.2    Amendment. After the Plan has been approved by the shareholders of the Company, no amendment of the Plan shall be made by the Committee, Board or Administrator without the approval of the Company's shareholders to the extent shareholder approval of the amendment is required by applicable law or regulations or the requirements of the NYSE (or subsequent exchange if applicable) on which the Common Stock is listed, or to the extent the amendment increases the maximum number of shares specified in the Plan (except that adjustments authorized shall not be limited by this provision).

        The Committee, Board or Administrator may amend any Award Agreement evidencing an Award, provided, however, that except as provided in Section 5.3 (a) the option price per share may not be decreased nor the number increased following the Date of Grant of any related option right and (b) no such amendment shall, without the consent of the Participant, adversely affect such Participant's rights or obligations under any Award made prior to the date of such amendment, except as otherwise set forth in the Plan or the applicable Award Agreement.

5.3    Adjustments. In the event of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, exchanges of shares, spin-offs, liquidations, reclassifications or other similar changes in the capitalization of the Company, the number of shares of Common Stock available for grant under this Plan shall be adjusted proportionately or otherwise by the Board and, where deemed appropriate, the number of shares covered by outstanding stock options and the option price of outstanding stock options shall be similarly adjusted. Also, in instances where another corporation or other business entity is acquired by the Company, and the Company has assumed outstanding employee option grants under a prior existing plan of the acquired entity, similar adjustments are permitted at the discretion of the Committee. In the event of any other change affecting the Common Stock reserved under the Plan, such adjustment, if any, as may be deemed equitable by the Board, shall be made to give proper effect to such event.

5.4    Registration Conditions. Unless issued pursuant to a registration statement under the Securities Act, no shares shall be issued to a Participant under the Plan unless the Participant represents to and agrees with the Company that such shares are being acquired for investment and not with a view to the resale or distribution thereof, or such other documentation as may be required by the Company unless, in the opinion of counsel to the Company, such representation, agreement or documentation is not necessary to comply with the Securities Act. Any restriction on the resale of shares shall be evidenced by an appropriate legend on the stock certificate.

        The Company shall not be obligated to deliver any Common Stock until it has been listed on each securities exchange on which the Common Stock may then be listed or until there has been qualification under or compliance with such federal or state laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualification and compliance.

5.5    Government and Other Regulations. The obligation of the Company to issue Awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as may be required.

5.6    Other Compensation Plans and Programs. The Plan shall not be deemed to preclude the implementation by the Company of other compensation plans or programs which may be in effect from time to time.

5.7    Foreign Participants. The Committee may, in its sole discretion, from time to time and at anytime, take any and all action it deems desirable or necessary, which may include the following as example, but without limitation: (a) amending the Plan, (b) adopting new plan provisions, (c) adopting sub-plans, (d) adopting forms of Award Agreements, and (e) modification of any option grants to be awarded or which have been awarded; so that Awards to Participants who are foreign nationals or employed outside the United States recognize and comply with the differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

        In the case of any Award to any Participant who is an employee of a foreign subsidiary or foreign branch of the Company, the Committee may specify that such Award shall not be represented by shares of Common Stock or other securities but shall be represented by rights approximately equivalent (as determined by the Committee) to the rights that such Participant would have received if shares of Common Stock or other securities had been issued in the name of such Participant otherwise in accordance with the Plan, such rights being Stock Equivalents. The Stock Equivalents representing any such Award may subsequently, at the option of the Committee, be converted into cash or an equivalent number of shares of Common Stock or other securities under such circumstances and in such manner as the Committee may determine. Stock Equivalents shall be applied against the limits on the maximum number of shares of Common Stock in this Plan.

5.8    Miscellaneous Provisions.

        (a) No Right to Continue Employment. Nothing in the Plan or in any Award or Award Agreement confers upon any Participant the right to continue in the employ of the Company or its Subsidiaries or interferes with or restricts in any way the rights of the Company or its Subsidiaries to discharge any Participant at any time for any reason whatsoever, with or without cause.

        (b) Non-Transferability. No right or interest of any Participant in any Award under the Plan shall be (i) assignable or transferable, except by will or the laws of descent and distribution or a valid beneficiary designation made in accordance with procedures established by the Committee, or (ii) liable for, or subject to, any lien, obligation or liability. An ISO may be exercised only by the Participant during his lifetime, by his estate or by the person who acquires the right to exercise such option by bequest or inheritance.

        (c) Designation of Beneficiary. A Participant, in accordance with procedures established by the Committee, may designate a person or persons to receive, in the event of the Participant's death, (i) any payments with respect to which the Participant would then be entitled, and (ii) the right to continue to participate in the Plan to the extent of such Participant's outstanding Awards. Such designation shall be made upon forms supplied by and delivered to the Company and may be revoked in writing.

        (d) Withholding Taxes. The Company shall have the right to deduct from any transfer of shares or other payment under the Plan an amount equal to the federal, state and local income taxes and employment taxes required to be withheld by it with respect to such transfer and payment and, if the cash portion of any such payment is less than the amount of taxes required to be withheld, to require the Participant or other person receiving such transfer or payment, to pay to the Company the balance of such taxes so required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay to the Company an amount required to be withheld under applicable income and employment tax laws, the Participant, in accordance with such rules as may be specified by the Board of Directors or the Administrator, may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other shares of Common Stock held by such Participant.

        The shares used for tax withholding settlement will be valued at an amount equal to the Fair Market Value of such Common Stock on the "Tax Date." "Tax Date" means the date upon which the tax is first determinable. Election by a Participant to have shares withheld or to deliver other shares of Common Stock for this purpose will be subject to the following restrictions: (a) such election must be made prior to the Tax Date and (b) such election will be subject to the disapproval of the Committee, Board of Directors or Administrator. In no event shall the aggregate Fair Market Value of the shares of Common Stock withheld and/or delivered pursuant to this Section to satisfy applicable withholding taxes in connection with an Award exceed the minimum amount of taxes required to be withheld.

        (e) Plan Expenses. Any expenses of administering the Plan shall be borne by the Company.

        (f) Construction of Plan. The interpretation of the Plan and the application of any rules implemented hereunder shall be determined solely in accordance with the laws of the State of Ohio.

        (g) Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be represented by Awards. Any liability of the Company to any person with respect to an Award under this Plan shall be based solely upon any obligations which may be created by this Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

        (h) Benefit Plan Computations. Any benefits received or amounts paid to a Participant with respect to any Award granted under the Plan shall not have any effect on the level of benefits provided to or received by any Participant, or the Participant's estate or beneficiary, as part of any employee benefit plan (other than the Plan) of the Company.

        (i) Pronouns, Singular and Plural. The masculine may be read as feminine, the singular as plural and the plural as singular as necessary to give effect to the Plan.

        (j) Payment. The exercise price will be payable in one of the alternative forms specified below:

(i)	full payment in cash or check made payable to the Company's order; or
(ii)

full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at fair market value on the Exercise Date (as such term is defined below); or

(iii)

full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at fair market value on the Exercise Date and cash or check payable to the Company's order; or

(iv)

full payment through a sale and remittance procedure pursuant to which the Participant will provide irrevocable written directives to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate price payable for the purchased shares and shall concurrently provide written instructions to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

        For purposes of this subsection, the "Exercise Date" will be the date on which written notice of the option exercise is delivered to the Company, and the Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the provisions of the Plan. Except to the extent the sale and remittance procedure specified above is utilized for the exercise of the Award, payment of the Award price for the purchased shares must accompany the exercise notice.

        (k) Fractional Shares. The Company shall not be required to sell or transfer any fractional share of Common Stock pursuant to the Plan, and any fractions will be settled in cash.

VI. PLAN HISTORY

6.1    Effective Date. The Plan became effective as of January 1, 1999, upon approval by shareholders of the Company in April 1999. The Plan was amended and restated by the Company in February, 2002, and by the shareholders effective April 25, 2002, April 23, 2003, and April 25, 2006. The Plan and all outstanding Awards shall remain in effect until all outstanding Awards have been exercised, vested, awarded, expired, canceled or forfeited; provided, however, no additional grants of Awards mey be made after the earlier of (i) ten years from the date of adoption of the plan, or (ii) there are no additional shares available for issuances under awards.

6.2    History.

        (a) On January 1, 1999, the Board of Directors of Myers Industries, Inc. adopted the 1999 Incentive Stock Plan, which Plan was approved in April 1999 by the shareholders at the Annual Shareholders Meeting.

        (b) In February 2002, the Board proposed certain amendments to the Plan related to the grant of stock options to the non-employee directors of the Company and for certain non-material administrative changes, which Plan amendments were approved in April 2002 by the shareholders at the Annual Shareholders Meeting.

        (c) In February 2003, the Board proposed certain amendments to the Plan related to the grant of stock options to the non-employee directors of the Company, which Plan amendments were approved in April 2003 by the shareholders at the Annual Shareholders Meeting.

        (d) In February 2006, the Board proposed certain amendments to the Plan related to allowing the Board to (1) make grants of equity incentives to key employees in addition to incentive and non-qualified stock options, such as stock appreciation rights, performance awards, restricted stock or restricted stock equivalents, or other forms of equity-based awards consistent with the purposes of the Plan, (2) changing the annual award of to each non-employee member of the Board from 2,500 non-qualified stock options to acquire the Company's Common Stock, to 1,000 shares of restricted Common Stock vesting equally over four years, and without voting or dividend rights until vested, and (3) certain non-material administrative changes in line with the other changes. The Plan amendments were approved by the shareholders at the Annual Shareholders Meeting.